EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 03/25/2014	For more information, please contact: John Vong Chief Financial Officer (714) 444-8753 jvong@isc8.com

ISC8 ANNOUNCES CEO SUCCESSION

PLANO, TEXAS – March 25, 2014 – ISC8® Inc. (OTCBB:ISCI), a provider of intelligent Cyber security solutions and supporting technologies, announced today that Bill Joll, the Company’s President and Chief Executive Officer, has resigned effective March 19, 2014, but will remain an advisor to the Company, assisting in the transition of his duties to his successor through March 31, 2014.

Succeeding Mr. Joll as President and CEO is J. Kirsten Bay, who has joined ISC8 effective March 19, 2014.  Kirsten was most recently President and CEO of Attensity Group, a Big Data analytics enterprise software and services company specializing in customer experience management and corporate intelligence, where she restructured the company improving both operating revenue and margin. Prior to Attensity, Kirsten was Vice President of Commercial Business at iSIGHT Partners where she developed new product offerings for enterprise cyber intelligence programs targeted at the corporate risk management, financial forecasting, and business decision functions.

Kirsten brings to ISC8 a wealth of experience in cyber security and a proven track record of sales and profitability growth.  She has extensive contacts with major enterprises in the financial and e-commerce segments, and believes in the value ISC8 brings to the cyber security space. “ISC8 is an innovative company in cyber security that has developed an important next generation product for managing the security lifecycle”, said Kirsten Bay, “I look forward to leading ISC8 in becoming a formidable player in the cyber security arena.”

“With ISC8’s restructuring behind us, Cyber adAPT® becoming generally available at the end of this month and the pipeline starting to build, the focus going forward is on sales execution”, said Simon Williams, Chairman of ISC8, “We are very lucky to have Kirsten join as CEO, and I look forward to working with her in this new phase of the Company’s growth and thank Bill for his contributions to ISC8.”

About ISC8
ISC8 is actively engaged in the development and sale of intelligent cybersecurity solutions for commercial and government environments worldwide. ISC8’s cyber portfolio is aimed at detecting next-generation malware and Advanced Persistent Threats (APTs), providing real-time Big Data security analytics to identify perpetrators and preventing critical data loss. ISC8 provides hardware, software and service offerings for Malware Threat Detection. ISC8 is a global company with resources across North America and Europe, the Middle East, and Asia Pacific. For more information about ISC8 visit www.isc8.com.

ISC8 Statement under the Private Securities Litigation Reform Act
This release may contain information about future expectations, plans and prospects of ISC8's management that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, competitive forces, general economic, market or business conditions, the effects of any attempts to intentionally disrupt our services or network by hackers or others, changes in ISC8's technologies such that they are no longer inter-operable, failure of customers to adopt, or delays in their adoption of, ISC8 products or services discussed above, and other factors, most of which are beyond ISC8's control, as well as those discussed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.